Exhibit 99.1

Carrollton Bancorp Completes Sale of $9.2 Million in Preferred Stock under the Treasury’s Capital Purchase Program

BALTIMORE--(BUSINESS WIRE)--February 17, 2009--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced that on February 13, 2009, it completed the sale of 9,201 shares of Preferred Stock, Series A under the TARP Capital Purchase Program for $9,201,000 from the U.S. Treasury. The Preferred Stock carries a 5% annual dividend for five years, and 9% thereafter. In addition, the U.S. Treasury will receive warrants to purchase up to 205,379 shares of Bancorp common stock at an exercise price of $6.72.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated that “the funds will support our lending activities and strengthen our capital position.”

As of December 31, 2008, Bancorp’s capital position was “well capitalized” by all regulatory standards. With the full amount of the Treasury’s investment, Bancorp’s Tier 1 capital ratio would increase to approximately 12.78% and total risk-based capital ratio would increase to approximately 13.84%.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

CONTACT:
Carrollton Bancorp
James M. Uveges
Chief Financial Officer
410-536-7308